EXHIBIT 10.40

FIFTH AMENDMENT TO THE

PROFIT PARTICIPATION PLAN OF

MOODY’S CORPORATION

The Profit Participation Plan of Moody’s Corporation is hereby amended as follows, effective as of February 13, 2013:

1. Section 9.7(c) is amended to read as follows:

A Member who has attained age fifty nine and one half (59½) may, by application to the Management Benefits and Compensation Committee, request a cash withdrawal of part or all of the entire vested amount to the credit of his Account. Such withdrawal shall be made as soon as reasonably practicable after submission of the withdrawal application.

2. The second sentence of Section 9.8 is amended to read as follows:

Financial necessity withdrawals shall be permitted out of Participating Before-Tax Contributions and Investment Plan Before-Tax Contributions Accounts only if the immediate and heavy financial need relates to: (a) the purchase of the Member’s principal residence or Funds needed to prevent eviction from or foreclosure on such principal residence; (b) unreimbursed medical expenses of the Member, his spouse, dependents or beneficiaries greater than seven and one half percent (7.5%) of annual adjusted gross income; (c) tuition and related educational fees for the next twelve (12) months of post-secondary education for the Member, his spouse, his children, his dependents or his beneficiaries; (d) payments for burial or funeral expenses for the Member’s deceased parent, spouse, children or dependents; or (e) expenses for the repair of damage to the Member’s principal residence that would qualify for the casualty deduction under section 165 of the Code (determined without regard to whether the loss exceeds 10% of adjusted gross income) and, if requested by the Member, any additional amounts necessary to pay any federal, state and/or local income taxes and/or penalties reasonably anticipated to result from the distribution.

MOODY’S 2011 10-K